Exhibit 99.1

October 25, 2016	Media Contact:	Dan Turner
WILMINGTON, Del.		302-996-8372
daniel.a.turner@dupont.com
	Investor Contact:	302-774-4994

DuPont Reports Third-Quarter 2016 Results

Total Company Sales Grew on 3-Percent Volume Improvement

Operating Margins Expanded in all Reportable Segments

Increases Full-Year 2016 Operating Earnings Guidance

Third-Quarter Highlights

•	GAAP[1] earnings per share totaled $0.01 versus $0.14 in prior year. Operating earnings[2] per share increased to $0.34 from $0.13 in prior year.

•
Sales of $4.9 billion increased 1 percent. Volumes grew 3 percent on increased demand primarily in Performance Materials, Agriculture, Nutrition & Health, and Industrial Biosciences. Local prices declined by 2 percent.

•
Total company gross margins expanded 45 basis points. GAAP (loss) from continuing operations before taxes was $(56) million, including charges of $(280) million related to an asset impairment and transaction costs. Prior year GAAP income of $227 million included a benefit of $147 million from insurance recoveries.

•
Total segment pre-tax operating earnings[2] of $607 million increased 40 percent. Total segment operating margins increased about 350 basis points, and operating margins expanded in all reportable segments.

•	GAAP operating costs[3] increased by 2 percent. Excluding significant items and non-operating pension/OPEB costs, operating costs[2] declined by 14 percent versus prior year.

•	Free cash flow[4] improved by about $1.3 billion year-to-date primarily due to working capital improvements and lower capital expenditures.

•
DuPont now expects full-year 2016 GAAP earnings to be about $2.71 per share, an increase of 30 percent from prior year. 2016 operating earnings[2] are now expected to increase 17 percent versus prior year to $3.25 per share.

WILMINGTON, Del., Oct. 25, 2016 - DuPont (NYSE: DD), a science company that brings world-class, innovative products, materials, and services to the global marketplace, today announced third-quarter 2016 GAAP earnings of $0.01 per share and operating earnings2 of $0.34 per share. Prior year GAAP and operating earnings2 were $0.14 and $0.13 per share, respectively. Refer to Schedule B for details of significant items excluded from operating earnings per share.

1 Generally Accepted Accounting Principles (GAAP)
2 See schedules A, C, and D for definitions and reconciliations of non-GAAP measures.
3 GAAP operating costs defined as other operating charges, selling, general & administrative, and research & development costs.
4 Free cash flow is defined as cash used for operating activities less purchases of property, plant and equipment. See schedule A for reconciliation of non-GAAP measure.

E.I. du Pont de Nemours and Company

Third-quarter 2016 sales totaled $4.9 billion, up 1 percent versus prior year as 3-percent volume growth more than offset 2-percent lower local price.

Free cash flow4 improvement of $1.3 billion year-to-date reflected improvements in working capital, lower tax payments, lower capital expenditures and the absence of Chemours cash outflows.

“This quarter we continued the strong momentum from the first half of the year. We increased segment operating earnings 40 percent, expanded operating margins in each reportable segment, reduced costs, grew volumes and improved free cash flow. As a result of our continued performance and progress against strategic initiatives, we are raising our operating earnings guidance for the year,” said Ed Breen, chairman and CEO of DuPont. “We also are making progress preparing for the merger with Dow. We developed an organizational design that fosters innovation and takes advantage of our market connections to drive growth. In addition, we have finalized plans to realize our cost synergies. We continue to work constructively with regulators in key jurisdictions to close the merger as soon as possible. In the event that regulators in those jurisdictions use their full allotted time, closing would be expected to occur in the first quarter of 2017. We expect the intended spins to occur about 18 months after closing.”

Global Consolidated Net Sales - 3rd Quarter

	Three Months Ended
	September 30, 2016		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix **	Currency	Volume **	Portfolio/Other
U.S. & Canada	$1,597	1	(4)	—	6	(1)
EMEA*	1,133	(5)	—	(2)	(2)	(1)
Asia Pacific	1,421	7	(1)	—	6	2
Latin America	766	—	(1)	4	(3)	—

Total Consolidated Net Sales	$4,917	1	(2)	—	3	—

* Europe, Middle East & Africa
** Organic sales growth is defined as the sum of local price and product mix and volume.

Segment Net Sales - 3rd Quarter

	Three Months Ended
	September, 2016		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
Agriculture	$1,119	2	(3)	2	4	(1)
Electronics & Communications	493	(7)	(1)	—	(6)	—
Industrial Biosciences	392	5	—	(1)	5	1
Nutrition & Health	823	2	(1)	(1)	4	—
Performance Materials	1,334	2	(2)	—	4	—
Protection Solutions	722	—	(1)	—	1	—
Other	34
Consolidated Net Sales	$4,917	1	(2)	—	3	—

Operating Earnings (2) - 3rd Quarter

			Change vs. 2015
(Dollars in millions)	3Q16	3Q15	$	%
Agriculture	$(189)	$(210)	$21	10%
Electronics & Communications	108	104	4	4%
Industrial Biosciences	78	61	17	28%
Nutrition & Health	135	102	33	32%
Performance Materials	371	317	54	17%
Protection Solutions	162	146	16	11%
Other	(58)	(87)	29	33%
Total segment operating earnings (5)	607	433	174	40%

Exchange gains (losses)(6)	(76)	(36)	(40)	nm
Corporate expenses (5)	(83)	(111)	28	-25%
Interest expense	(93)	(82)	(11)	13%
Operating earnings before income taxes (2)	355	204	151	74%

Provision for income taxes on operating earnings (2)	(53)	(87)	34
Less: Net income attributable to noncontrolling interests	4	—	4
Operating earnings (2)	$298	$117	$181	155%

Operating earnings per share (2)	$0.34	$0.13	$0.21	162%
GAAP earnings per share	$0.01	$0.14	$(0.13)	-93%

(5) See Schedules B and C for listing of significant items and their impact by segment.
(6) See Schedule D for additional information on exchange gains and losses.

The following is a summary of business results for each of the company’s reportable segments comparing the third quarter with the prior year.

Agriculture - A seasonal operating loss of $189 million improved $21 million, or 10 percent, as cost savings, higher volumes and a $28 million benefit from currency were partially offset by lower local price and higher product costs. Increased seed volumes were partially offset by lower fungicide and insecticide volumes. Increased seed prices were more than offset by lower crop protection prices. Prior year operating earnings included a $27 million gain from asset sales and a $21 million benefit related to prior periods. Operating margins expanded by 230 basis points.

Electronics & Communications - Operating earnings of $108 million increased $4 million, or 4 percent, as cost savings more than offset lower demand, driven by declines in Tedlar® film and continued weakness in consumer electronics. Operating margins expanded by about 240 basis points.

Industrial Biosciences - Operating earnings of $78 million increased $17 million, or 28 percent, as increased demand in bioactives and biomaterials and cost savings more than offset lower volume in CleanTech. Demand in bioactives increased due to growth in home and personal care while strength in biomaterials reflected growth in the apparel market. Operating margins expanded by 360 basis points.

Nutrition & Health - Operating earnings of $135 million increased $33 million, or 32 percent, on continued broad-based volume growth led by probiotics, cultures and ingredient systems; cost savings; and lower product costs. Operating margins expanded by 380 basis points.

Performance Materials - Operating earnings of $371 million increased $54 million, or 17 percent. Cost savings, increased demand in automotive markets (primarily in China), and lower product costs more than offset a $14 million negative impact from currency, as well as the absence of a $16 million net benefit from a joint venture in the prior year. Operating margins expanded by about 350 basis points.

Protection Solutions - Operating earnings of $162 million increased $16 million, or 11 percent, driven by cost savings and increased volumes. Volume growth was driven by increased demand in Tyvek® protective materials and surfaces, primarily in North America. Operating margins expanded by 225 basis points.

2016 Outlook
The company now expects full-year 2016 GAAP earnings to be about $2.71 per share, an increase of 30 percent from prior year. Full-year 2016 operating earnings2 are now expected to increase 17 percent versus prior year to $3.25 per share, up from our previously communicated range of $3.15 - $3.20 per share. The estimated headwind from a higher base tax rate is now expected to be about $0.07 per share.  The company continues to expect a benefit of $0.64 per share from the 2016 global cost savings and restructuring plan and a headwind from currency of about $0.15 per share. The company’s full-year 2016 GAAP earnings include an expected charge of about $0.37 per share for transaction costs associated with the planned merger with Dow.

DuPont will hold a conference call and webcast on Tuesday, Oct. 25, 2016, at 8:00 AM EDT to discuss this news release.  The webcast and additional presentation materials can be accessed by visiting the company’s investor website (Events & Presentations) at www.investors.dupont.com.  A replay of the conference call webcast will be available for 90 days by calling 1-630-652-3042, Passcode 6102133#.  For additional information see the investor center at http://www.dupont.com.

Use of Non-GAAP Measures
This earnings release includes information that does not conform to U.S. generally accepted accounting principles (GAAP) and are considered non-GAAP measures. These measures include the company’s consolidated results and earnings per share on an operating earnings basis, which excludes significant items and non-operating pension and other postretirement employee benefit costs (operating earnings and operating EPS), total segment pre-tax operating earnings, operating costs and corporate expenses on an operating earnings basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the company’s segments, including allocating resources and evaluating incentive compensation. From a liquidity perspective, management uses free cash flow, which is defined as cash provided/used by operating activities less purchases of property, plant and equipment. Free cash flow is useful to investors and management to evaluate the company’s cash flow and financial performance, and is an integral financial measure used in the company’s financial planning process. Management believes that these non-GAAP measurements are meaningful to investors as they provide insight with respect to ongoing operating results of the company and provide a more useful comparison of year-over-year results. These non-GAAP measurements supplement our GAAP disclosures and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in schedules A, C and D. Details of significant items are provided in schedule B.

About DuPont
DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit http://www.dupont.com.

Forward-Looking Statements: This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology and, in general, for products for the agriculture industry; outcome of significant litigation and environmental matters, including realization of associated indemnification assets, if any; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could affect demand as well as availability of products for the agriculture industry; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses; and risks related to the agreement entered on December 11, 2015, with The Dow Chemical Company pursuant to which the companies have agreed to effect an all-stock merger of equals, including the completion of the proposed transaction on anticipated terms and timing, the ability to fully and timely realize the expected benefits of the proposed transaction and risks related to the intended business separations contemplated to occur after the completion of the proposed transaction. Important risk factors relating to the proposed transaction and intended business separations include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations and other conditions to the completion of the merger, (ii) the ability of Dow and DuPont to integrate the business successfully and to achieve anticipated synergies, risks and costs and pursuit and/or implementation of the potential separations, including anticipated timing, any changes to the configuration of businesses included in the potential separation if implemented, (iii) the intended separation of the agriculture, material science and specialty products businesses of the combined company post-mergers in one or more tax efficient transactions on anticipated terms and timing, including a number of conditions which could delay, prevent or otherwise adversely affect the proposed transactions, including possible issues or delays in obtaining required regulatory approvals or clearances, disruptions in the financial markets or other potential barriers, (iv) potential litigation relating to the proposed transaction that could be instituted against Dow, DuPont or their respective directors, (v) the risk that disruptions from the proposed transaction will harm Dow’s or DuPont’s business, including current plans and operations, (vi) the ability of Dow or DuPont to retain and hire key personnel, (vii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, (viii) uncertainty as to the long-term value of DowDuPont common stock, (ix) continued availability of capital and financing and rating agency actions, (x) legislative, regulatory and economic developments, (xi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Dow’s and/or DuPont’s financial performance, (xii) certain restrictions during the pendency of the merger that may impact Dow’s or DuPont’s ability to pursue certain business opportunities or strategic transactions and (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed merger, are more fully discussed in the joint proxy statement/prospectus included in the registration statement on Form S-4 declared effective by the SEC on June 9, 2016 (File No. 333-209869), as last amended, (the “Registration Statement”) in connection with the proposed merger. While the list of factors presented here is, and the list of factors presented in the Registration Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Dow’s or DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. Neither Dow nor DuPont assumes any obligation to publicly provide revisions or updates to any forward-looking statements regarding the proposed transaction and intended business separations, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. The company undertakes no duty to publicly revise or update any forward-looking statements as a result of future developments, or new information or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

# # #
10/25/16

E.I. du Pont de Nemours and Company
Consolidated Income Statements
(Dollars in millions, except per share amounts)

SCHEDULE A
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$4,917	$4,873	$19,383	$19,831
Cost of goods sold	3,090	3,084	11,322	11,703
Other operating charges (1)	176	91	504	413
Selling, general and administrative expenses (1)	1,016	1,046	3,355	3,540
Research and development expense	410	441	1,260	1,415
Other (loss) income, net (1)	(16)	98	407	552
Interest expense (1)	93	82	278	260
Employee separation / asset related charges, net (1)	172	—	159	40

(Loss) Income from continuing operations before income taxes	(56)	227	2,912	3,012
(Benefit from) Provision for income taxes on continuing operations (1)	(69)	96	643	886
Income from continuing operations after income taxes	13	131	2,269	2,126
(Loss) Income from discontinued operations after income taxes	(7)	104	(7)	89

Net income	6	235	2,262	2,215

Less: Net income attributable to noncontrolling interests	4	—	14	9

Net income attributable to DuPont	$2	$235	$2,248	$2,206

Basic earnings (loss) per share of common stock:
Basic earnings per share of common stock from continuing operations	$0.01	$0.14	$2.57	$2.34
Basic (loss) earnings per share of common stock from discontinued operations	(0.01)	0.12	(0.01)	0.10
Basic earnings per share of common stock (2)	$—	$0.26	$2.56	$2.44

Diluted earnings (loss) per share of common stock:
Diluted earnings per share of common stock from continuing operations	$0.01	$0.14	$2.56	$2.33
Diluted (loss) earnings per share of common stock from discontinued operations	(0.01)	0.12	(0.01)	0.10
Diluted earnings per share of common stock (2)	$—	$0.26	$2.55	$2.43

Dividends per share of common stock	$0.38	$0.38	$1.14	$1.34

Average number of shares outstanding used in earnings (loss) per share (EPS) calculation:
Basic	874,292,000	887,275,000	874,274,000	899,883,000
Diluted	879,391,000	891,286,000	878,606,000	905,522,000

Reconciliation of Non-GAAP Measures
Summary of Earnings Comparison
	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Income from continuing operations after income taxes (GAAP)	$13	$131	(90)%	$2,269	$2,126	7%
Less: Significant items (charge) benefit included in income from continuing operations after income taxes (per Schedule B)	(216)	88		(37)	63
Non-operating pension/OPEB costs included in income from continuing operations after income taxes (3)	(73)	(74)		(208)	(210)
Net income attributable to noncontrolling interest from continuing operations	4	—		14	9
Operating earnings (Non-GAAP) (4)	$298	$117	155%	$2,500	$2,264	10%

Earnings per share from continuing operations (GAAP)	$0.01	$0.14	(93)%	$2.56	$2.33	10%
Less: Significant items (charge) benefit included in EPS (per Schedule B)	(0.25)	0.10		(0.04)	0.07
Non-operating pension/OPEB costs included in EPS (3)	(0.08)	(0.09)		(0.24)	(0.23)
Operating earnings per share (Non-GAAP) (4)	$0.34	$0.13	162%	$2.84	$2.49	14%

E.I. du Pont de Nemours and Company
Condensed Consolidated Balance Sheets
(Dollars in millions, except per share amounts)

SCHEDULE A (continued)
	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$4,452	$5,300
Marketable securities	1,080	906
Accounts and notes receivable, net	7,073	4,643
Inventories	5,168	6,140
Prepaid expenses	525	398
Total current assets	18,298	17,387
Property, plant and equipment, net of accumulated depreciation (September 30, 2016 - $14,895; December 31, 2015 - $14,346)	9,654	9,784
Goodwill	4,267	4,248
Other intangible assets	3,787	4,144
Investment in affiliates	687	688
Deferred income taxes	4,466	3,799
Other assets	1,322	1,116
Total	$42,481	$41,166

Liabilities and Equity
Current liabilities
Accounts payable	$2,627	$3,398
Short-term borrowings and capital lease obligations	3,242	1,165
Income taxes	109	173
Other accrued liabilities	3,132	5,580
Total current liabilities	9,110	10,316
Long-term borrowings and capital lease obligations	8,114	7,642
Other liabilities	14,927	12,591
Deferred income taxes	376	417
Total liabilities	32,527	30,966

Commitments and contingent liabilities

Stockholders' equity
Preferred stock	237	237
Common stock, $0.30 par value; 1,800,000,000 shares authorized; Issued at September 30, 2016 - 956,356,000; December 31, 2015 - 958,388,000	287	288
Additional paid-in capital	11,214	11,081
Reinvested earnings	15,407	14,510
Accumulated other comprehensive loss	(10,667)	(9,396)
Common stock held in treasury, at cost (87,041,000 shares at September 30, 2016 and December 31, 2015)	(6,727)	(6,727)
Total DuPont stockholders' equity	9,751	9,993
Noncontrolling interests	203	207
Total equity	9,954	10,200
Total	$42,481	$41,166

E.I. du Pont de Nemours and Company
Condensed Consolidated Statement of Cash Flows
(Dollars in millions)

SCHEDULE A (continued)
	Nine Months Ended September 30,
	2016	2015
Total Company

Net income	$2,262	$2,215
Adjustments to reconcile net income to cash used for operating activities:
Depreciation	707	856
Amortization of intangible assets	272	307
Net periodic pension benefit cost	474	445
Contributions to pension plans	(427)	(260)
Gain on sale of businesses and other assets	(385)	(48)
Other operating activities - net	668	89
Change in operating assets and liabilities - net	(4,648)	(5,449)
Cash used for operating activities	(1,077)	(1,845)
Investing activities
Purchases of property, plant and equipment	(759)	(1,291)
Investments in affiliates	(2)	(59)
Payments for businesses - net of cash acquired	—	(77)
Proceeds from sale of businesses and other assets - net	240	79
Net increase in short-term financial instruments	(168)	(252)
Foreign currency exchange contract settlements	(370)	543
Other investing activities - net	(16)	12
Cash used for investing activities	(1,075)	(1,045)
Financing activities
Dividends paid to stockholders	(1,004)	(1,210)
Net increase in borrowings	2,576	3,262
Repurchase of common stock	(416)	(2,353)
Proceeds from exercise of stock options	140	208
Cash transferred to Chemours at spin-off	—	(250)
Other financing activities - net	(16)	(87)
Cash provided by (used for) financing activities	1,280	(430)
Effect of exchange rate changes on cash	24	(266)
Decrease in cash and cash equivalents	(848)	(3,586)
Cash and cash equivalents at beginning of period	5,300	6,910
Cash and cash equivalents at end of period	$4,452	$3,324

Reconciliation of Non-GAAP Measure
Calculation of Free Cash Flow - Total Company
	Nine Months Ended September 30,
	2016	2015
Cash used for operating activities (GAAP)	$(1,077)	$(1,845)
Purchases of property, plant and equipment	(759)	(1,291)
Free cash flow (Non-GAAP)	$(1,836)	$(3,136)

(1) See Schedule B for detail of significant items.
(2) The sum of the individual earnings per share amounts from continuing operations and discontinued operations may not equal the total company earnings per share amounts due to rounding.
(3) Year to date September 30, 2015, non-operating pension/OPEB costs includes a $23 exchange loss on foreign pension balances.
(4) Operating earnings and operating earnings per share are defined as earnings from continuing operations excluding significant items and non-operating pension/OPEB costs. Non-operating pension/OPEB costs includes all of the components of net periodic benefit cost from continuing operations with the exception of the service cost component.

E.I. du Pont de Nemours and Company
Schedule of Significant Items from Continuing Operations
(Dollars in millions, except per share amounts)

SCHEDULE B
SIGNIFICANT ITEMS

	Pre-tax		After-tax		($ Per Share)
	2016	2015	2016	2015	2016	2015
1st Quarter
Transaction costs (1)	$(24)	$(12)	$(21)	$(11)	$(0.02)	$(0.01)
Customer claims adjustment/recovery (4)	23	35	15	22	0.02	0.02
Gain on sale of entity (5)	369	—	214	—	0.24	—
Restructuring charges, net (2)	(77)	—	(48)	—	(0.06)	—
Asset impairment charge (3)	—	(37)	—	(30)	—	(0.03)
Ukraine devaluation (6)	—	(40)	—	(38)	—	(0.04)
1st Quarter - Total	$291	$(54)	$160	$(57)	$0.18	$(0.06)

2nd Quarter
Transaction costs (1)	$(76)	$(25)	$(59)	$(38)	$(0.07)	$(0.04)
Customer claims recovery (4)	30	—	19	—	0.02	—
Restructuring adjustments / charges (2)	90	(2)	59	(2)	0.07	—
Litigation settlement (7)	—	112	—	72	—	0.08
2nd Quarter - Total	$44	$85	$19	$32	$0.02	$0.04

3rd Quarter
Transaction costs (1)	$(122)	$(9)	$(91)	$(6)	$(0.10)	$(0.01)
Restructuring charges, net(2)	(17)	—	(14)	—	(0.02)	—
Asset impairment charge(3)	(158)		(111)		(0.13)
Customer claims adjustment/recovery (4)	—	147	—	94	—	0.11
3rd Quarter - Total	$(297)	$138	$(216)	$88	$(0.25)	$0.10

Year-to-date Total (8)	$38	$169	$(37)	$63	$(0.04)	$0.07

E.I. du Pont de Nemours and Company
Schedule of Significant Items from Continuing Operations
(Dollars in millions, except per share amounts)

(1)
Third, second and first quarter 2016 included charges of $(122), $(76) and $(24), respectively, recorded in selling, general and administrative expenses related to costs associated with the planned merger with The Dow Chemical Company and related activities.

Third quarter and first quarter 2015 included charges of $(9) and $(12) respectively, recorded in other operating charges associated with transaction costs related to the separation of the Performance Chemicals segment. Second quarter 2015 included charges of $(25) associated with transaction costs related to the separation of the Performance Chemicals segment consisting of $(5) recorded in other operating charges and $(20) recorded in interest expense. Second quarter 2015 also includes a tax charge of $(17) due to a state tax rate change associated with the separation.

(2)
Third, second and first quarter 2016 included (charges) / benefits of $(17), $90 and $(2), respectively, associated with the 2016 Global Cost Savings and Restructuring Program. The charges in the third and first quarters were primarily due to identification of additional asset related charges with the first quarter charge being offset by reduction in severance and related benefit costs. The second quarter benefit was primarily due to the reduction in severance and related benefit costs due to the elimination of positions at a lower cost than expected. The third quarter charge consisted of $(14) recorded in employee separation/asset related charges, net and $(3) recorded to other (loss) income, net. The second and first quarter charge / benefit was recorded in employee separation/asset related charges, net. The quarterly impact of this activity by segment is as follows:

• Third quarter 2016 impact by segment: Agriculture - $(13), Electronics & Communications - $(2), Nutrition & Health - $(1), Performance Materials - $2, and Corporate expenses - $(3).

• Second quarter 2016 impact by segment: Agriculture - $5, Electronics & Communications - $8, Industrial Biosciences - $3, Nutrition & Health - $12, Performance Materials - $9, Protection Solutions - $7, and Corporate expenses - $46.

• First quarter 2016 impact by segment: Agriculture - $(21), Electronics & Communications - $7, Industrial Biosciences - $1, Nutrition & Health - $1, Performance Materials - $(4), Protection Solutions - $3, Other - $(3), and Corporate expenses - $14.

First quarter 2016 included a $(75) restructuring charge recorded in employee separation/asset related charges, net related to the decision to not re-start the Agriculture segment's insecticide manufacturing facility at the La Porte site located in La Porte, Texas. The charge included $(41) of asset related charges, $(18) of contract termination costs, and $(16) of employee severance and related benefit costs.

Second quarter 2015 included a $(2) restructuring charge recorded in employee separation/asset related charges, net associated with the 2014 restructuring program. These adjustments were primarily due to the identification of additional projects in certain segments, offset by lower than estimated individual severance costs and workforce reductions achieved through non-severance programs. The net reduction impacted segment earnings for the three months ended as follows: Agriculture - $(4), Electronics & Communications - $11, Industrial Biosciences - $(1), Nutrition & Health - $(4), Performance Materials - $(2), Protection Solutions - $1, and Other - $(3).

(3)
During third quarter 2016, a $(158) pre-tax impairment charge was recorded in employee separation / asset related charges, net related to the write-down of indefinite lived intangible assets within the Industrial Biosciences segment. The third quarter charge was the result of realignment of brand marketing strategies and a determination to phase out the use of certain acquired trade names.

During first quarter 2015, a $(37) pre-tax impairment charge was recorded in employee separation / asset related charges, net for a cost basis investment within the Other segment. The assessment resulted from the venture's revised operating plan reflecting underperformance of its European wheat based ethanol facility and deteriorating European ethanol market conditions.

(4)
The company recorded insurance recoveries of $30, $147 and $35 in the second quarter 2016, third quarter 2015 and first quarter 2015, respectively, in other operating charges for recovery of costs for customer claims related to the use of the Agriculture's segment Imprelis® herbicide.
First quarter 2016 included a benefit of $23 in other operating charges for reduction in accrual for customer claims related to the use of the Imprelis® herbicide.

(5)
First quarter 2016 included a gain of $369 recorded in other (loss) income, net associated with the sale of the DuPont (Shenzhen) Manufacturing Limited entity, which held certain buildings and other assets. The gain is reflected as a Corporate item.

(6)
First quarter 2015 included a charge of $(40) in other (loss) income, net associated with remeasuring the company’s Ukrainian hryvnia net monetary assets. Ukraine’s central bank adopted a decision to no longer set the indicative hryvnia exchange rate. The hryvnia became a free-floating exchange rate and lost approximately a third of its value through the quarter.

(7)
Second quarter 2015 included a gain of $112, net of legal expenses, recorded in other (loss) income, net related to the company's settlement of a legal claim. This matter relates to the Protection Solutions segment.

(8)	Earnings per share for the year may not equal the sum of quarterly earnings per share due to the changes in average share calculations.

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C
	Three Months Ended September 30,		Nine Months Ended September 30,
SEGMENT NET SALES (1)	2016	2015	2016	2015
Agriculture	$1,119	$1,093	$8,123	$8,248
Electronics & Communications	493	532	1,439	1,577
Industrial Biosciences	392	374	1,099	1,081
Nutrition & Health	823	810	2,459	2,449
Performance Materials	1,334	1,302	3,918	4,021
Protection Solutions	722	723	2,237	2,319
Other	34	39	108	136
Consolidated net sales	$4,917	$4,873	$19,383	$19,831

	Three Months Ended September 30,		Nine Months Ended September 30,
SEGMENT OPERATING EARNINGS (1)	2016	2015	2016	2015
Agriculture	$(189)	$(210)	$1,777	$1,700
Electronics & Communications	108	104	260	272
Industrial Biosciences	78	61	203	165
Nutrition & Health	135	102	369	288
Performance Materials	371	317	969	935
Protection Solutions	162	146	526	494
Other	(58)	(87)	(167)	(164)
Total segment operating earnings	607	433	3,937	3,690
Corporate expenses	(83)	(111)	(252)	(413)
Interest expense	(93)	(82)	(278)	(240)
Operating earnings before income taxes and exchange (losses) gains	431	240	3,407	3,037
Net exchange (losses) gains (2)	(76)	(36)	(212)	117
Operating earnings before income taxes (Non-GAAP)	$355	$204	$3,195	$3,154
Non-operating pension/OPEB costs (3)	(114)	(115)	(321)	(311)
Total significant items before income taxes	(297)	138	38	169
(Loss) Income from continuing operations before income taxes (GAAP)	$(56)	$227	$2,912	$3,012

	Three Months Ended September 30,		Nine Months Ended September 30,
SIGNIFICANT ITEMS BY SEGMENT (PRE-TAX) (1)(4)	2016	2015	2016	2015
Agriculture	$(13)	$147	$(51)	$178
Electronics & Communications	(2)	—	13	11
Industrial Biosciences	(158)	—	(154)	(1)
Nutrition & Health	(1)	—	12	(4)
Performance Materials	2	—	7	(2)
Protection Solutions	—	—	10	113
Other	—	—	(3)	(40)
Total significant items by segment	(172)	147	(166)	255
Corporate expenses	(125)	(9)	204	(26)
Interest expense	—	—	—	(20)
Net exchange (losses) gains	—	—	—	(40)
Total significant items before income taxes	$(297)	$138	$38	$169

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C (continued)

Corporate Expenses
The reconciliation below reflects GAAP corporate expenses excluding significant items.

	Three Months Ended September 30,
	2016	2015
Corporate expenses (GAAP)	$208	$120
Significant items (4)	125	9
Corporate expenses (Non-GAAP)	$83	$111

(1) Segment operating earnings is defined as income (loss) from continuing operations before income taxes excluding significant pre-tax benefits (charges), non-operating pension/OPEB costs, exchange gains (losses), corporate expenses and interest. DuPont Sustainable Solutions, previously within the company's Safety & Protection segment (now Protection Solutions) was comprised of two business units: Clean Technologies (CleanTech) and Consulting Solutions.  Effective January 1, 2016, the CleanTech business is reported in the Industrial Biosciences segment and the Consulting Solutions business unit is reported within Other.  Reclassifications of prior year data have been made to conform to current year classifications.

(2)  See Schedule D for additional information on exchange gains and losses.  Year to date September 30, 2015 exchange gains, on an operating earnings basis (Non-GAAP), excludes the impact of a $23 exchange loss on non-operating pension.

(3) Year to date September 30, 2015, non-operating pension/OPEB costs includes a $23 exchange loss on foreign pension balances.
(4) See Schedule B for detail of significant items.

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D
Reconciliations of Adjusted EBIT / EBITDA to Consolidated Income Statements

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Income from continuing operations after income taxes (GAAP)	$13	$131	$2,269	$2,126
Add: (Benefit from) Provision for income taxes on continuing operations	(69)	96	643	886
(Loss) Income from continuing operations before income taxes	$(56)	$227	$2,912	$3,012
Add: Significant items charge (benefit) before income taxes(2)	297	(138)	(38)	(169)
Add: Non-operating pension/OPEB costs (1)	114	115	321	311
Operating earnings before income taxes (Non-GAAP)	$355	$204	$3,195	$3,154
Less: Net income attributable to noncontrolling interests from continuing operations	4	—	14	9
Add: Interest expense (2)	93	82	278	240
Adjusted EBIT from operating earnings (Non-GAAP)	444	286	3,459	3,385
Add: Depreciation and amortization	280	291	979	1,035
Adjusted EBITDA from operating earnings (Non-GAAP)	$724	$577	$4,438	$4,420

Reconciliation of Operating Costs to Consolidated Income Statement Line Items
GAAP operating costs is defined as other operating charges, selling, general and administrative expenses, and research and development costs. The reconciliation below reflects operating costs excluding significant items and non-operating pension/OPEB costs.

	Three Months Ended September 30, 2016				Three Months Ended September 30, 2015
	As Reported (GAAP)	Less: Significant Items (2)	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)	As Reported (GAAP)	Less: Significant Items (2)	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)
Other operating charges	$176	$—	$—	$176	$91	$(138)	$—	$229
Selling, general and administrative expenses	1,016	122	45	849	1,046	—	46	1,000
Research and development expense	410	—	17	393	441	—	17	424
Total	$1,602	$122	$62	$1,418	$1,578	$(138)	$63	$1,653

Reconciliation of Operating Earnings Per Share (EPS) Outlook
The reconciliation below represents the company's outlook on an operating earnings basis, defined as earnings excluding significant items and non-operating pension/OPEB costs.

	Year Ended December 31,
	2016 Outlook	2015 Actual
Operating EPS (Non-GAAP)	$3.25	$2.77

Significant items (2)
Transaction costs (3)	(0.37)	(0.07)
Gain on sale of entity	0.24	—
Restructuring adjustments / charges	(0.01)	(0.58)
Customer claims adjustment/recovery	0.04	0.23
Litigation settlement	—	0.10
Asset impairment charge	(0.13)	(0.03)
Ukraine devaluation	—	(0.04)

Non-operating pension/OPEB costs - estimate	(0.31)	(0.29)

EPS from continuing operations (GAAP)	$2.71	$2.09

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Exchange Gains/Losses on Operating Earnings (2)
The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes. The net pre-tax exchange gains and losses are recorded in other (loss) income, net and the related tax impact is recorded in (benefit from) provision for income taxes on the Consolidated Income Statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Subsidiary Monetary Position Gain (Loss)
Pre-tax exchange gains (losses)	$6	$(210)	$185	$(297)
Local tax benefits (expenses)	18	67	(29)	(26)
Net after-tax impact from subsidiary exchange gains (losses)	$24	$(143)	$156	$(323)

Hedging Program Gain (Loss)
Pre-tax exchange (losses) gains	$(82)	$174	$(397)	$414
Tax benefits (expenses)	30	(63)	143	(150)
Net after-tax impact from hedging program exchange (losses) gains	$(52)	$111	$(254)	$264

Total Exchange Gain (Loss)
Pre-tax exchange (losses) gains (4)	$(76)	$(36)	$(212)	$117
Tax benefits (expenses)	48	4	114	(176)
Net after-tax exchange losses	$(28)	$(32)	$(98)	$(59)

As shown above, the "Total Exchange Gain (Loss)" is the sum of the "Subsidiary Monetary Position Gain (Loss)" and the "Hedging Program Gain (Loss)."

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate
Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), as defined above, significant items and non-operating pension/OPEB costs.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
(Loss) Income from continuing operations before income taxes (GAAP)	$(56)	$227	$2,912	$3,012
Add: Significant items - charge (benefit) (2)	297	(138)	(38)	(169)
Non-operating pension/OPEB costs (1)	114	115	321	311
Less: Net exchange (losses) gains (4)	(76)	(36)	(212)	117
Income from continuing operations before income taxes, significant items, exchange (losses) gains, and non-operating pension/OPEB costs (Non-GAAP)	$431	$240	$3,407	$3,037

(Benefit from) Provision for income taxes on continuing operations (GAAP)	$(69)	$96	$643	$886
Add: Tax benefits (expenses) on significant items	81	(50)	(75)	(106)
Tax benefits on non-operating pension/OPEB costs	41	41	113	101
Tax benefits (expenses) on exchange gains/losses	48	4	114	(176)
Provision for income taxes on continuing earnings, excluding exchange (losses)gains (Non-GAAP)	$101	$91	$795	$705

Effective income tax rate (GAAP)	123.2%	42.3%	22.1%	29.4%
Significant items and non-operating pension/OPEB costs effect	(108.3)%	0.3%	(0.8)%	(1.5)%
Tax rate, from continuing operations before significant items and non-operating pension/OPEB costs	14.9%	42.6%	21.3%	27.9%
Exchange (losses) gains effect	8.5%	(4.7)%	2.0%	(4.7)%
Base income tax rate from continuing operations (Non-GAAP)	23.4%	37.9%	23.3%	23.2%

(1) Year to date September 30, 2015, non-operating pension/OPEB costs includes a $23 exchange loss on foreign pension balances.
(2) See Schedule B for detail of significant items.
(3) The 2016 outlook for significant items includes the current estimate for full year 2016 transaction costs associated with the planned merger with The Dow Chemical Company and related activities.
(4) Year to date September 30, 2015 exchange gains, on an operating earnings basis (Non-GAAP), excludes a $23 exchange loss on non-operating pension.